Exhibit 10.2
HemaSure
                                                     HemaSure Inc.
                                                     140 Locke Drive
                                                     Marlborough, MA 01752-1146
                                                     508-485-6850
                                                     Fax 508-485-6045


                                                     News Release



Contact:
James B. Murphy
Senior Vice President
Finance & Administration
HemaSure Inc.
(508) 485-6850

                      JOHN F. McGUIRE NAMED CEO OF HEMASURE

                 Former Johnson & Johnson Executive has 15 Years
                  Leadership Experience in Blood Bank Industry

         MARLBOROUGH, Mass., April 8, 1997 -- HemasSure Inc. (Nasdaq: HMSR) today announced that John F. McGuire, Former Vice President and General Manager of Johnson & Johnson's (J & J) Ortho Diagnostic Systems' Blood Bank Business Unit, has been named CEO, President and Director of the Company. McGuire has spent more than 15 years as a leader in the blood banking business and has had a distinguished career at DuPont and J & J.
         "We believe Jack is a leader with a keen sense of strategy and is clearly a builder," said Timothy J. Barberich, Chairman of HemaSure's Board. "In addition, throughout his career at J & J and DuPont, he has refined the disciplines of focus, decision making and accountability, which HemaSure needs in order to be successful."
          "I believe HemaSure's opportunities in leukodepletion technologies and other initial thrusts of the Company are meaningful and important," said McGuire. "I am delighted to join the Company."


                                     -more-

         At DuPont from 1977 to 1988, Mr. McGuire held various management positions, the last of which was National Sales Manager, AID's & Hepatitis Business. Mr. McGuire joined J & J in 1988. Since then, he has held the positions of: Marketing Director for the Aids and Hepatitis Business Unit; Managing Director of Ortho Diagnostic Systems, U.K. and Belgium; Vice President, Sales & Marketing, North America; and most recently, Vice President and General Manager of Ortho Diagnostic Systems Blood Bank Business Unit, a unit with approximately $200 million in annual revenues.
          John McGuire, age 50, holds a BS in Chemistry from Iona College and an MBA from Harvard University. He was a Captain in the U.S. Marine Corps. Mr. McGuire is a member of the Board of Trustees of the National Blood Foundation and serves on the boards of directors of multiple community organizations.
         HemaSure Inc. develops and delivers innovative separations and pathogen inactivation technologies designed to set standards of safety for processing blood components and plasma pharmaceuticals worldwide.
         Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the new Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Information on the potential factors which could affect the company's actual results of operations are included in its filing with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 1996.

                                      # # #